UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2009
IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine	04092

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 207.556.0300
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective July 15, 2009, Dr. Errol B. De Souza retired as a member of the Board of Directors (the “Board”) of IDEXX Laboratories, Inc. (the “Company”). His decision to retire was not as a result of any disagreement with the Company or its management.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On July 15, 2009, the Board adopted and approved amendments (the “Amendments”) to the Company’s Amended and Restated By-Laws (the “By-Laws”) to (i) revise and expand the advance notice requirements for stockholder proposals at annual meetings and nominations of directors and (ii) modify the provisions relating to share certificates, uncertificated shares and transfers of shares. The Amendments took effect on July 15, 2009, in accordance with the resolutions adopted by the Board.
Pursuant to the amended advance notice requirements, for stockholder proposals and nominations of directors in connection with our 2010 annual meeting, the Company must receive notice of any nomination of directors or proposed item of business, and all required supporting information, no earlier than January 6, 2010 and no later than February 5, 2010, assuming the meeting is held between April 16, 2010 and July 5, 2010 as is currently expected. The deadline for stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2010 annual meeting of stockholders continues to be November 26, 2009.
The description above regarding the Amendments to the Company’s By-Laws is qualified in its entirety by reference to the full text of such amended By-Laws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K, and incorporated herein by reference. The copy is marked to show changes from the prior By-Laws.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

3.1	Amended and Restated By-Laws of IDEXX Laboratories, Inc., effective as of July 15, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.
Date: July 21, 2009	By:	/s/ Conan R. Deady
Conan R. Deady
Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Amended and Restated By-Laws of IDEXX Laboratories, Inc., effective as of July 15, 2009.